Exhibit 10.5

Short Term Domestic Credit Insurance

Insurance Policy

Insurance policy No.:11650020901011000001
Contract No.: 259653/11
Insurer:  China Ping An Insurance Co., Ltd
Address: 6th Floor, Xinghe Development Centre Plaza, Fuhua Road, Futian District, Shenzhen City, China

Insurant: Kunming Shenghuo Pharmaceutical (Group) Co., Ltd
 Address: No. 2 Jing You Road, Kunming National Economy & Technology
Developing District, Kunming, China, 650217

This insurance contract consists of this insurance policy, the supplementary provisions attached hereto, the “Basic provisions of Short Term Domestic Credit Insurance of China Ping An Insurance Co., Ltd” and the “Domestic Credit Insurance Application Form” submitted by insurant.

Please see the definition of the words in bold type in the “Basic provisions of Short Term Domestic Credit Insurance of China Ping An Insurance Co., Ltd”.

Insurer provides credit insurance and related services according to this insurance contract. This contract applies to all sales which are conducted by insurant in PRC and within the coverage of this contract.

1-Insurance Coverage – Percentage Of The Insurance Coverage – The Fees Of Insurance And Related Services

1.1 Business insured
Sales of Drugs

1.2 The country and area insured
People’s Republic of China

1.3 Percentage of the Insurance Coverage
90% (including VAT)

1.4 T he Rates of Insurance Premium
0.40% (calculate based on the sales revenue, VAT included)

1.5 The minimum premium
RMB 760,000.00

The insurer understands that financing need is one of the reasons that the insurant purchases the insurance, but the insurer signs this insurance contract based on the risk valuation and risk management on the insurant’s annual credit sale business and the insurant has fully realized this and promises that it will not ask for surrender midway due to the changes in the insurant’s financing need. The insurant understands that even if the insurant unilaterally asks for surrender midway, it must pay the insurer the full amount of the minimum premium.

1.6 Service fees
See the provision F5801.

2- Maximum compensation liability
40 times of the premium paid in the duration of the insurance.

3- The Longest credit period
120 days following the date of the invoices of sold goods or services provided.

4- The longest term of opening invoices
10 days from the date of delivery of goods or services provided.

5- The longest term of informing the insurer the occurrence of overdue debts and application for the insurer’s involvement

150 days following the date when the invoices are draw up for the goods sold or services provided.

If the pay day is extended, within the scope of the Article 14 under the “Basic provisions of Short Term Domestic Credit Insurance of China Ping An Insurance Co., Ltd”, the term of informing the occurrence of overdue debts will be no late than 30 days following the extended pay day.

6- The term of informing the overdue debts
Besides fulfilling other obligations regulated in this contract, when any buyer doesn’t make the payment more than 60 days after the initial pay day whatever the reason is (including the condition that the insurant has extended the term of buyer’s payment), the insurant must inform the insurer immediately, unless the insurant has sent the insurer the overdue debts notice, or must send the insurer the overdue arrearages notice based on the provisions of this insurance contract.

If the insurant has not fulfilled this obligation, the insurer doesn’t need to take the indemnification responsibility or the indemnification responsibility on the losses related the delivery, transportation or service occurs after the date of the overdue arrearages notice.

7- Applicable currency
The applicable currency of this contract is RMB.

8- Contract Term
This contract becomes effective from May 5, 2011 and the first insurance period will expire on May 4, 2012.

Except for the Article No. 30 under the Basic Provisions and other related provisions, if the insurant doesn’t pay the full or part amount of the premium and doesn’t pay the full amount of the premium due with 15 days after getting the statement of account from the insurer, this contract will be terminated and the insurer will not return the received premium.

9- Supplementary provisions
The supplementary provisions below are part of this contract.

B1504 – Line of credit

@ rating of credit

@rating X	0
@rating NR	0
@rating R	RBM 80,000
@rating @	RMB150,000
@rating @@	RMB400,000
@rating @@@	RMB800,000
@rating @@@@	RMB800,000

The percentage of the insurance coverage:  90% of the net of debts (the value added tax included). The percentage of the insurance coverage towards certain buyers who holds @ rating certification can be 100%.

If a buyer’s credit rating is @@@@, it can be granted a line of credit which is over RMB 800,000 by application.

When loss incurs, we will convert the line of credit corresponding to the @ rating of credit into applicable currency according to the exchange rate at the date when the insurant informs the occurrence of overdue arrearages.

C102 – Comprehensive recovery services

D 101 – Relative deductible
Relative deductible: RMB 3,000.

F 304 –Premium and Quarterly declaration of revenue
Term of declaration: before 15th day in the current month of every declaration period.
· Declare revenue quarterly.
· Fully pay the yearly premium at one time.

F5001-Profit Sharing
Proportion of fixed insurance fee: 40%
Proportion of returned profit: 15%
Proportion of increased insurance fee: 15%

F5801- Standard of charges
Fees for managing the line of credit:

For the buyer who holds an effective line of credit, the fee for managing the line of credit is RMB 828/year for each buyer, which should be paid before the insurer’s investigation on the buyer’s line of credit.

In the end-of-period adjusting to the insurance policy, if the insurer rejects to approve the line of credit according to the actual amount of the effective line of credit and the investigation on the line of credit, the fee is RMB 414/year for each buyer.

In the condition that the insurance policy has been renewed, as to the effective line of credit applied for 45 days before the expiration date of the insurance policy, the insurer shall not charge the fees for managing the line of credit and related fees will be charged within next insurance period.

Fees for registering a case to claim: RMB 1000 for each case.

10- Amount of recovery
Regardless of the provisions in the Comprehensive Recovery Services and Article 24 of “Basic provisions of Short Term Domestic Credit Insurance of China Ping An Insurance Co., Ltd”, once the insurant trade with its customer at the line of credit exceeding which is granted by the insurer and as of the date when the insurant submitted its “Notice of occurrence of overdue debts and application for the insurer’s involvement ” the actual debt (no matter whether it has matured or not)of its customer is equivalent to or exceeds 130% of the customer’s line of credit which is granted by the insurer, then both the insurant and insurer shall share the charges occurred (including those charges occurred by taking any legal or illegal measures) in negotiated proportion. The indemnification gets for recovery before or after the indemnity shall also be distributed in negotiated proportion.

11- Place of arbitration
Pursuant to the section 10 of insurance clauses, if the two parties of this contract have any dispute, the place of arbitration will be Beijing, China.

This contract is done in duplicate and is entered into on May 4, 2011 in Kunming city, Yunnan Province, China.

Authorized signatory: Yi Qing	Authorized signatory: Feng Lan
China Ping An Insurance Company	Kunming Shenghuo Pharmaceutical (Group) Co., Ltd.
(Seal)	(Seal)